CONTACT: Michael Archer Controller Camden National Bank (207) 230-2058 or marcher@camdennational.com Jennifer Roper Director of Marketing Camden National Bank (207) 230-2118 or jroper@camdennational.com Renée Smyth The Bank of Maine (207) 518-5607 rsmyth@thebankofmaine.com FOR IMMEDIATE RELEASE Camden National and The Bank of Maine Receive Shareholder and Regulatory Approval for Merger CAMDEN, Maine, July 27, 2015/PRNewswire/-- Camden National Corporation (NASDAQ: CAC), the parent company of Camden National Bank (collectively referred to as "Camden National"), and SBM Financial, Inc., the parent company of The Bank of Maine (collectively referred to as “The Bank of Maine”) today jointly announced that the companies have received all shareholder and regulatory approvals for the merger of The Bank of Maine into Camden National, subject to the applicable waiting period under the federal banking law. The parties have agreed that the transaction will close on October 16, 2015. On July 22, 2015, Camden National and The Bank of Maine shareholders approved the merger as outlined in the definitive merger agreement in separate and independent meetings. The combined organization will operate under the Camden National Bank name and brand and be led by Gregory A. Dufour, president and chief executive officer of Camden National. At closing, total assets will be approximately $3.6 billion, total loans will be approximately $2.4 billion and total deposits will be approximately $2.6 billion making Camden National the largest financial institution headquartered in Maine. “Obtaining all required regulatory and shareholder approvals are major milestones towards completion of the merger,” said Gregory A. Dufour, president and chief executive officer of Camden National. “The overwhelming vote for the merger by each company’s investors demonstrates the confidence and belief that as a combined organization the companies are even stronger.” Dufour added, “The merger of The Bank of Maine into Camden National Bank will create Maine’s largest community bank, providing customers with sophisticated products and services, as well genuine and personal banking experiences at any one of our 64 branches, over 85 ATMs, and through our state- of-the-art online and mobile banking platforms.” "We are pleased to receive these approvals," said John W. Everets, chairman and chief executive officer of The Bank of Maine. "This combination creates a strong platform for serving the state of Maine and provides even greater opportunity to meet the financial needs of our customers and exceptional employees."

As previously announced, upon completion of the merger, 80% of The Bank of Maine’s common shares will be converted into Camden National common stock and the remaining 20% will be exchanged for cash. The Bank of Maine stockholders will have the option to elect to receive either 5.421 shares of Camden National common stock or $206 in cash for each The Bank of Maine share of common stock, subject to proration to ensure that in the aggregate 80% of The Bank of Maine shares will be converted into stock. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for The Bank of Maine stockholders. About Camden National Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC. About The Bank of Maine The Bank of Maine was organized in 1834 as Gardiner Savings Institution. In 2007, Gardiner Savings Institution changed its name to Savings Bank of Maine, and today it is known simply as The Bank of Maine, a wholly owned subsidiary of SBM Financial, Inc. Headquartered in Portland, Maine with 24 banking centers, 254 employees, and approximately $800 million in total assets as of December 31, 2014, The Bank of Maine provides a broad range of financial services, including commercial, residential, and consumer lending, retail and commercial deposit products, and a wide variety of additional services through its branch network, loan officers, and ATMs. Forward-Looking Statements Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Camden National and The Bank of Maine, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed merger, difficulties in achieving cost savings from the proposed merger or in achieving such cost savings within the expected time frame, difficulties in integrating Camden National and The Bank of Maine, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Camden National and The Bank of Maine are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated by other filings with the Securities and Exchange Commission (“SEC”). Camden National does not have any obligation to update forward-looking statements.

Additional Information and Where to Find It In connection with the proposed merger, Camden National filed with the SEC a Registration Statement on Form S-4 that included a Proxy Statement of The Bank of Maine and Camden National and a Prospectus of Camden National, as well as other relevant documents concerning the proposed merger. Investors and shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Camden National and The Bank of Maine may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus and the filings incorporated by reference therein may also be obtained, free of charge, from Camden National’s website at CamdenNational.com or by contacting Camden National Investor Relations at (207) 236-8821 or by contacting The Bank of Maine Investor Relations at (207) 518-5607. ####